Exhibit 10.1

May 25, 2012

Mr. Barry Gilbert

Chief Executive Officer

IEC Electronics Corp.

105 Norton St.

P. O. Box 271

Newark, NY 14513-0271

Dear Barry:

Please reference our letter of December 28, 2011 (the “Agreement”) related to Insero & Company CPAs, P.C. (the “Firm”) agreement to provide Outsource Accounting Services to IEC Electronics Corp (“IEC”, or the “Company”).

We have mutually agreed that (i) the Firm will continue to make Vincent A. Leo available to provide CFO services to the Company under the revised title, “Chief Financial Officer”, and (ii) the first paragraph of the section of the Agreement titled, “Fee arrangements” shall be modified to read:

For the services described above, we will charge a fixed fee of $25,000 per month. In the event other members of our team are engaged in the delivery of Services, we will discuss with you in advance the impact on our fees.

All of the other terms and conditions of the Agreement remain unchanged and in full force and effect.

Please feel free to contact me directly should you have any questions, and if the above terms are acceptable to you, please execute and return a copy of this letter confirming your agreement to the same.

Very truly yours,

/s/ Nancy E. Catarisano

Nancy E. Catarisano, CPA

Partner

Insero & Company CPAs, P.C

Accepted and approved for:

IEC ELECTRONICS CORP.

By:	/s/ W. Barry Gilbert
W. Barry Gilbert Chairman and Chief Executive Officer
Dated:	May 25, 2012